Exhibit 99.1

Excerpt of FAQ issued by Philips

Spectranetics FAQs

About Spectranetics and the product

How will Spectranetics support Philips’ growth?

Spectranetics, when combined with the current IGT Devices business, creates not only a highly synergistic therapy portfolio based on innovative and specialized physician preference products, but also a robust platform for growth. Given the alignment with the current IGT Devices organization today (coronary, peripheral, electrophysiology), the combined, complementary product portfolio provides a tremendous opportunity to increase impact, create bundled solutions and drive IGT revenue and margin growth. Spectranetics’ Stellarex drug-coated balloon (DCB) is a critical asset in this portfolio as DCBs are the fastest growing PV segment. With Spectranetics, IGT Devices will be positioned to further improve patient outcomes and help physicians decide, guide, treat, and confirm the right form of treatment to better deliver better care.

Is Stellarex FDA approved? What is the global reach of Spectranetics?

No Stellarex is not currently FDA approved. The Stellarex device is in the process of gaining FDA approval with the team actively preparing for it to be sold in the United States. Internationally, Stellarex has garnered regulatory approvals in 18 countries and across five continents. In Europe, Stellarex has European CE mark approval and the commercialization of Stellarex for above-the-knee and below-the-knee is ongoing.

Spectranetics is present in over 68 countries in the world and has launched sales in China and India. Further, Spectranetics has recently launched AngioSculptX, a drug-coated version of its coronary AngioSculpt balloon in Europe.

Aligning Spectranetics to Philips

From where will this business operate?

Spectranetics is headquartered in Colorado Springs, CO, where it performs product design, assembly, billing, marketing, customer service, and manufacturing operations for all products except for the AngioSculpt and Stellarex products, which are manufactured in Fremont, CA. Additionally, Spectranetics has facilities in Maple Grove, MN (R&D and administrative functions). Globally, Spectranetics has facilities in Leusden, The Netherlands (for marketing and distribution of products in Europe and the Middle East), Germany, and Paris, France (sales and clinical office).

Will Spectranetics employees join Philips, or is this just an asset purchase?

More than 900 Spectranetics employees will become part of the Philips organization upon acquisition close.

Will there be an integration team?

Yes. We want to ensure the success of this merger, so we are already forming an experienced integration team to bring the people, assets and technology of Spectranetics together within IGT Devices.

We will leverage our experiences from the Volcano integration as we form this team. We will implement a strong IMO (Integration Management Office), led by Matthijs Groot Wassink.

We will have work streams assigned so that we can ensure strong employee engagement, celebrate our shared core values, and respect and learn from our differences. At the same time, these teams will ensure that a core group stays focused on the merger so that the rest of our organization can continue to drive the critical day-to-day work within our businesses.

When will Spectranetics employees join Philips?

The Spectranetics team will join Philips as employees upon closing of the transaction, which is expected in Q3. We will use the next several weeks to align our two organizations to prepare for the integration and to welcome more than 900 global employees from Spectranetics to IGT Devices.

When will the combined leadership team be announced?

The Spectranetics team will bring a lot of talent and capabilities to Philips. We will announce our combined leadership team for IGT Devices at the closing of the transaction, which is expected in Q3.

Commercial / Distribution Questions

Who will sell what solutions?

We anticipate tremendous cross-selling opportunities for both Spectranetics and Philips’ commercial teams, as well as strong opportunities for sales employees’ growth and development. After the closing of the transaction, we will set-up opportunities to cross-train Spectranetics and IGT Devices’ sales forces, e.g. Philips Coronary sales force in AngioSculpt and Quick-Cross. Much like we did when Volcano and Philips came together, we will set-up an interim, unified sales desk to enable single face to customers, with the full product portfolio.

How does this affect current customer negotiations and deals through Q3?

In the immediate term, we will operate ‘business as usual’. This is an announcement that Philips and Spectranetics have reached an agreement for an acquisition. The acquisition closing date will be announced within the next 75 days. Until then, Spectranetics and Philips will continue to operate as separate businesses. Post-merger integration of Spectranetics into Philips will begin after the acquisition closes. If you have any questions on this agreement, specific to commercial activities, please reach out to Mike MacKinnon, Andrew Tochterman, Kathleen Brooks or Will Martin.

Will Spectranetics’ sales team be responsible for the sales of any Philips products?

Yes, both Philips and Spectranetics will cross-sell each other’s offerings. After the acquisition closes, Spectranetics will be supported by the Philips organization and brand. Consistent with business integrations, the integration team will explore opportunities to drive solutions that benefit our customers. Naturally, we will be stronger together selling our central portfolio of integrated solutions.

Next steps

When do we expect the deal to close?

Today, we announced the signing of the agreement. Pending all the appropriate legal and regulatory reviews, we expect it to close in Q3.

Additional Information

The tender offer described in this communication (the “Offer”) has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of The Spectranetics Corporation (“Spectranetics”) or any other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the United States Securities and Exchange Commission (the “SEC”) by Philips and a Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the SEC by Spectranetics. The offer to purchase shares of Spectranetics common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/ RECOMMENDATION STATEMENT REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The tender offer statement will be filed with the SEC by HealthTech Merger Sub, Inc., a wholly owned subsidiary of Philips Holding USA Inc., which is a wholly owned subsidiary of Royal Philips, and the solicitation/recommendation statement will be filed with the SEC by Spectranetics. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Information Agent for the Offer, which will be named in the tender offer statement.

Cautionary Statement Regarding Forward-Looking Statements

This communication may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Philips and certain of the plans and objectives of Philips with respect to these items, including without limitation completion of the Offer and merger and any expected benefits of the merger, and certain forward-looking statements regarding Spectranetics, including without limitation with respect to its business, the proposed Offer and merger, the expected timetable for completing the transaction, and the strategic and other potential benefits of the transaction. Completion of the Offer and merger are subject to conditions, including satisfaction of a minimum tender condition and the need for regulatory approvals, and there can be no assurance that those conditions can be satisfied or that the transactions described in this communication (the “Transactions”) will be completed or will be completed when expected. Often, but not always, forward-looking statements can be identified by the use of words such as “plans,” “expects,” “expected,” “scheduled,” “estimates,” “intends,” “anticipates,” “projects,” “potential,” “continues” or “believes,” or variations of such words and phrases, or by statements that certain actions, events, conditions, circumstances or results “may,” “could,” “should,” “would,” “might” or “will” be taken, occur or be achieved. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, (i) the risk that not all conditions of the Offer or the merger will be satisfied or waived; (ii) uncertainties relating to the anticipated timing of filings and approvals relating to the Transactions; (iii) uncertainties as to the timing of the Offer and merger; (iv) uncertainties as to how many of Spectranetics’ stockholders will tender their stock in the Offer; (v) the possibility that competing offers will be made; (vi) the failure to complete the Offer or the merger in the timeframe expected by the parties or at all; (vii) the outcome of legal proceedings that may be instituted against Spectranetics and/or others relating to the Transactions; (viii) the risk that the Transactions disrupt current plans and operations of Spectranetics and affect its ability to maintain relationships with employees, customers or suppliers; (ix) the possibility that the parties may be unable to achieve expected synergies and operating efficiencies within the expected timeframes or at all and to successfully integrate

Spectranetics’ operations into those of Philips; (x) the successful implementation of Philips’ strategy and the ability to realize the benefits of this strategy; (xi) domestic and global economic and business conditions; (xii) regulatory developments affecting Philips’ and or Spectranetics’ actual or proposed products or technologies; (xiii) political, economic and other developments in countries where Philips operates; (xiv) unpredictability and severity of catastrophic events; (xv) industry consolidation and competition; and (xvi) other risk factors described in Spectranetics’ Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. Any forward-looking statements in this communication are based upon information known to Philips on the date of this communication. Neither Philips nor Spectranetics undertakes any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.